Exhibit 99.1

Spectrum Brands Reports First Quarter 2009 Financial Results

ATLANTA--(BUSINESS WIRE)--February 9, 2009--With strong top-line growth in its largest and most profitable business segment, Spectrum Brands (the "Company") announced today consolidated net sales of $564.2 million for the quarter ended December 28, 2008 as compared to $604.7 million for the first quarter of fiscal year 2008 after excluding the Canadian division of the Home and Garden business, which the Company sold in November 2007. Sales, excluding $34.8 million of unfavorable foreign exchange losses, were down less than 1 percent from sales in the same quarter last year.

Consolidated adjusted EBITDA, a non-GAAP measurement which the Company believes is a useful indicator of the operating health of the business and its trajectory, benefited from the eighth consecutive quarter of adjusted EBITDA growth in the Global Batteries and Personal Care segment and was $53.7 million for the quarter. This amount included a negative impact of foreign exchange of $12.7 million. In comparison, consolidated adjusted EBITDA for the first quarter of fiscal year 2008 was $57.0 million. The results from both periods exclude the results from the Company’s growing products portion of the Home and Garden business.

The Company reported a net loss of $2.19 per share for the quarter. Excluding certain items which management believes are not indicative of the Company’s on-going normalized operations, the Company generated an adjusted loss per share of $0.18, a non-GAAP number. These excluded items, net of tax, include:

  Restructuring and related charges of $52.7 million, or $1.03 per share, primarily associated with the Company’s strategy to exit the growing products portion of its Home and Garden business, its decision to exit Ningbo Baowang (“Ningbo”), a battery manufacturing facility in China, and Company-wide cost reduction and integration initiatives;
  Net tax adjustments of $48.5 million, or $0.94 per share, to exclude the effect of certain adjustments made to the valuation allowance against net deferred taxes and other tax related items;
  A loss of $5.0 million, or $0.10 per share, from the growing products portion of the Home and Garden business, which is consistent with results in prior comparable periods which reflects the seasonality of this business; and
  Other items that net to a benefit of $2.9 million, or $0.06 per share.

During the first quarter of fiscal year 2008, the Company reported a net loss per fully diluted share of $0.85. Excluding net tax adjustments of $0.50, a loss of $0.10 from the growing products portion of the Home and Garden business, $0.03 for discontinued operations representing the Company’s sale of the Canadian portion of the Home and Garden business, restructuring and related charges of $0.06, and other items that net to a benefit of $0.10, the first quarter 2008 adjusted loss per fully diluted share was $0.26.

Gross profit and gross margin for the quarter were $145.0 million and 25.7 percent, respectively, versus $217.7 million and 36.0 percent for the same period in fiscal year 2008. Within cost of sales the Company incurred restructuring related charges of approximately $55.2 million, negatively impacting this quarter’s margin by 978 basis points, primarily related to the Company’s decision to exit the growing products portion of the Home and Garden business. During the first quarter of 2008, cost of sales included $0.1 million of restructuring and related charges.

First Quarter Segment Results

Despite negative foreign exchange pressure and relatively poor holiday results for the majority of retailers, the Global Batteries and Personal Care segment reported a solid first quarter. Key placement and distribution wins for the holiday season were a major contributor, driving year-over-year improvement in adjusted EBITDA and strong share growth in many of its product categories. Consumers appear to be embracing the Rayovac value proposition, a trend the Company believes should continue. Net sales for the segment for the first quarter were $389.3 million compared with $418.0 million for the same period last fiscal year, a difference of $28.7 million, of which $33.2 million represents the impact of negative foreign exchange.

Adjusted EBITDA was $53.2 million for the quarter. Excluding $13.2 million of negative foreign exchange impact, adjusted EBITDA was up 27.1 percent compared to last year. Segment profitability for this segment was $53.3 million for the quarter, up 13.0 percent over last year’s level. The profit improvement was primarily due to the cost savings generated from more efficient operation of the Company’s manufacturing facilities and cost reduction initiatives.

North America led the way in global battery sales with 21.8 percent growth in total batteries sales and 28.8 percent growth in alkaline batteries. Rayovac® was the only major battery brand during the quarter to grow in both dollar share and dollar sales growth in all three major battery segments as defined by Nielsen: alkaline, heavy duty and rechargeable.

As the Company continued its exit of unprofitable SKUs, including the shutdown of its Ningbo facility in China, which produced batteries sold into the European markets. European battery sales for the quarter were $94.8 million, as compared with $109.9 million last year. Foreign exchange losses negatively impacted European sales by $11.3 million.

Latin American battery sales for the quarter were $38.0 million, down from $60.0 million last year, as the impact of foreign exchange and a dramatic slowdown in the economies of several countries, including Brazil, depressed sales.

With double digit growth in women’s hair care including strong sales volumes in both North America and Europe, global sales of Remington® branded products were $144.9 million for the quarter, compared with $150.1 million during the same period of last year, down $5.2 million due to the impact of negative foreign exchange totaling $14.2 million. In addition to the Company’s continued success in hair care, its men’s shaving business, led the by the introduction of the new Flex360 line of rotary shavers, delivered double digit POS growth during the holiday season at all major retailers in North America and the UK. Sales in men’s shaving in North America were up over 20 percent for the quarter.

The Global Pet Supplies Segment reported net sales of $132.4 million down from $142.5 million in the same period of last fiscal year, including $1.6 million of negative foreign exchange impact this quarter. Companion animal sales, which made up 37.5 percent of total segment sales, were up 3.8 percent while aquatics sales declined 12.6 percent due to lower sales of the Company’s higher priced aquatics equipment, which has been hurt by the economic downturn.

Adjusted EBITDA for the Global Pet Supplies segment was $17.6 million for the quarter compared to $22.1 million last year. Segment profitability for Global Pet Supplies for the quarter was $12.0 million compared to $16.8 million last year due to lower sales of higher priced aquatics equipment as well as higher input cost of goods sold not yet offset by increased pricing.

Spectrum’s Home and Garden segment’s net sales were $42.5 million, as compared with $44.2 million for the same period of last year. Sales of the Company’s controls products during the quarter were $26.8 million, essentially flat with sales of $26.9 million during the same period last year. As announced in November, the Company has substantially closed the growing products portion of its Home and Garden segment as of January 31, 2009. The Company has seen no negative impact on its controls business as a result of its exit from growing products.

Due to the seasonal nature of the Home and Garden business, the Company reported an adjusted EBITDA loss from its Controls products for the quarter of $8.2 million, improved from its loss of $11.2 million in the same period last fiscal year due to downsizing of the organization and other cost reduction initiatives.

Segment profitability for the quarter was a loss of $18.4 million for the Home and Garden business as compared with a loss in the prior year of $19.1 million. During the first quarter of fiscal 2008, no depreciation and amortization was recorded because the Home and Garden business was classified as a discontinued operation at that time. Taking into account the increase in depreciation and amortization recorded of $3.4 million, the favorable variance in segment profitability was due to a reduction in marketing and distribution expenses.

Corporate expenses were $8.4 million for the quarter as compared with $8.3 million in corporate expenses during the first quarter of last year.

Interest expense was $52.5 million compared to $57.2 million in the same period last year.

Debt Refinancing

On February 3, 2009, the Company announced a proposed financial restructuring plan supported by bondholders representing, in the aggregate, a total of approximately 70 percent of the face value of the outstanding bonds, that would, if confirmed and consummated as proposed, significantly reduce the company’s outstanding debt, which management believes will put the Company in a stronger financial position for the future.

To implement the refinancing in the most efficient manner and to take advantage of certain tax benefits, Spectrum Brands and all of its US subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the US Bankruptcy Court. The Company’s non-US operations, which are legally separate, are not included in the Chapter 11 proceedings.

Under the proposed plan, the company’s debt would be reduced by approximately $840 million (or approximately one-third) and its annual cash interest obligations would decrease by approximately $95 million for each of the next two years.

The Company, assuming timely confirmation of the proposed plan, anticipates that it will emerge from this bankruptcy process in 4 to 6 months. There can be no assurances, however, that the proposed plan will be confirmed or consummated.

The process of negotiating the proposed plan and preparing for a related chapter 11 bankruptcy filing has consumed a significant amount of management's time causing delays in completing the required disclosure and rendering management unable to complete its Form 10-Q for the quarter ended December 28, 2008 (the “Report”) in a timely manner. However, it is currently anticipated that the Report will be filed within the five day extension period following the prescribed due date of the Report, or February 11, 2009.

Until further notice, the Company expects to discontinue its practice of hosting quarterly earnings calls. Additional restructuring information and the most recent SEC filings are available at www.spectrumbrands.com.

Non-GAAP Measurements

Within this release, including the tables attached hereto, reference is made to adjusted diluted earnings per share and adjusted earnings before interest, taxes, depreciation and amortization (EBITDA). See attached Table 3, “Reconciliation of GAAP to Adjusted Diluted Loss Per Share,” for a complete reconciliation of diluted loss per share on a GAAP basis to adjusted diluted loss per share, and Table 4, “Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA,” for a reconciliation of GAAP Loss from Continuing Operations to adjusted EBITDA for the first quarter of fiscal 2009 and the first quarter of fiscal 2008 on a consolidated basis and for each of the Company’s business segments. Adjusted EBITDA is a metric used by management and frequently used by the financial community which provides insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation and amortization can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt and is one of the measures used for determining the Company’s debt covenant compliance. Adjusted EBITDA excludes certain items that are unusual in nature or not comparable from period to period. In addition, Spectrum Brands’ management uses adjusted diluted earnings per share as one means of analyzing the Company’s current and future financial performance and identifying trends in its financial condition and results of operations. Management believes that adjusted diluted earnings per share is a useful measure for providing further insight into our operating performance because it eliminates the effects of certain items that are not comparable from one period to the next. Spectrum Brands provides this information to investors to assist in comparisons of past, present and future operating results and to assist in highlighting the results of on-going operations. While Spectrum Brands' management believes that adjusted diluted earnings per share and adjusted EBITDA are useful supplemental information, such adjusted results are not intended to replace the Company’s GAAP financial results and should be read in conjunction with those GAAP results.

About Spectrum Brands, Inc.

Spectrum Brands is a global consumer products company and a leading supplier of consumer Batteries, specialty pet supplies, shaving and grooming products, household and lawn insect and pest control products, personal care products and portable lighting. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in more than 120 countries around the world. Headquartered in Atlanta, Georgia, Spectrum Brands generated fiscal year 2008 net sales of $2.7 billion.

Certain matters discussed in this news release, with the exception of historical matters, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of risks and uncertainties that could cause results to differ materially from those anticipated as of the date of this release. Actual results may differ materially as a result of (1) risks that the bankruptcy filing and the related cases disrupt current plans and operations, (2) risks that the Company's businesses could suffer from the loss of key customers, suppliers or personnel during the pendency of the bankruptcy cases, (3) risks that the Company will not be able to maintain sufficient liquidity for the pendency of the bankruptcy cases, (4) risks that changes and developments in external competitive market factors, such as introduction of new product features or technological developments, development of new competitors or competitive brands or competitive promotional activity or spending, (5) changes in consumer demand for the various types of products Spectrum Brands offers, (6) unfavorable developments in the global credit markets, (7) the impact of overall economic conditions on consumer spending, (8) fluctuations in commodities prices, the costs or availability of raw materials or terms and conditions available from suppliers, (9) changes in the general economic conditions in countries and regions where Spectrum Brands does business, such as stock market prices, interest rates, currency exchange rates, inflation and consumer spending, (10) the Company’s ability to successfully implement manufacturing, distribution and other cost efficiencies and to continue to benefit from its cost-cutting initiatives, (11) uncertainties regarding the Company's ability to successfully exit the FGM Business without materially impacting the Company's other businesses, (12) unfavorable weather conditions and various other risks and uncertainties, including those discussed herein and those set forth in Spectrum Brands’ securities filings, including the most recently filed Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Spectrum Brands also cautions the reader that its estimates of trends, market share, retail consumption of its products and reasons for changes in such consumption are based solely on limited data available to Spectrum Brands and management’s reasonable assumptions about market conditions, and consequently may be inaccurate, or may not reflect significant segments of the retail market.

The Company also cautions the reader that undue reliance should not be placed on any forward-looking statements, which speak only as of the date of this release. Spectrum Brands undertakes no duty or responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

Attached

Table 1 - Condensed Consolidated Statements of Operations

Table 2 - Supplemental Financial Data

Table 3 - Reconciliation of GAAP to Adjusted Diluted Loss Per Share

Table 4 - Reconciliation of GAAP Income (Loss) from Continuing Operations to Adjusted EBITDA

Table 1
SPECTRUM BRANDS, INC.
Condensed Consolidated Statements of Operations
For the three months ended December 28, 2008 and December 30, 2007
(Unaudited)
(In millions, except per share amounts)

	THREE MONTHS
	F2009	F2008 (a)	INC(DEC)
			%
Net sales	$564.2	$604.7	-6.7%
Cost of goods sold	364.0	386.9
Restructuring and related charges	55.2	0.1
Gross profit	145.0	217.7	-33.4%

Selling	118.1	136.3
General and administrative	38.0	39.2
Research and development	5.6	5.8
Restructuring and related charges	25.9	4.9

Total operating expenses	187.6	186.2

Operating income	(42.6)	31.5

Interest expense	52.5	57.2
Other expense (income), net	3.7	(0.1)

Loss from continuing operations before income taxes	(98.8)	(25.6)

Income tax expense	13.9	16.5

Loss from continuing operations	(112.7)	(42.1)

Loss from discontinued operations, net of tax (a)	-	(1.3)

Net loss	$(112.7)	$(43.4)

Average shares outstanding (b)	51.4	51.0

Loss from continuing operations	$(2.19)	$(0.82)
Loss from discontinued operations	-	(0.03)
Basic loss per share	$(2.19)	$(0.85)

Average shares and common stock equivalents outstanding (b) (c)	51.4	51.0

Loss from continuing operations	$(2.19)	$(0.82)
Loss from discontinued operations	-	(0.03)
Diluted loss per share	$(2.19)	$(0.85)

(a) Reflects the loss from discontinued operations, net of tax, of the Canadian Home & Garden business, discontinued effective October 1, 2006. Included in the loss from discontinued operations for the three months ended December 30, 2007, is a loss on disposal of $1.2 million, net of tax benefit. The Company's Canadian Home and Garden business was sold on November 1, 2007.

(b) Per share figures calculated prior to rounding.

(c) For the three months ended December 28, 2008 and December 30, 2007, we have not assumed the exercise of common stock equivalents as the impact would be antidilutive.

Table 2
SPECTRUM BRANDS, INC.
Supplemental Financial Data
For the three months ended December 28, 2008 and December 30, 2007
(Unaudited)
($ in millions)

Supplemental Financial Data	F2009	F2008
Cash	$100.7	$84.9

Trade receivables, net	$305.6	$359.7
Days Sales Outstanding (a)	48	54

Inventory, net	$407.6	$449.9
Inventory Turnover (b)	4.0	3.6

Total Debt	$2,604.9	$2,570.1

	THREE MONTHS
Supplemental Cash Flow Data	F2009	F2008
Depreciation and amortization, excluding amortization of debt
issuance costs	$32.4	$16.2

Capital expenditures	$1.9	$6.5

	THREE MONTHS
Supplemental Segment Sales & Profitability	F2009	F2008

Net Sales
Global Batteries & Personal Care	$389.3	$418.0
Global Pet Supplies	132.4	142.5
Home and Garden	42.5	44.2
Total net sales	$564.2	$604.7

Segment Profit (Loss)
Global Batteries & Personal Care	$53.3	$47.1
Global Pet Supplies	12.0	16.8
Home and Garden	(18.4)	(19.1)
Total segment profit	46.9	44.8

Corporate	8.4	8.3
Restructuring and related charges	81.1	5.0
Interest expense	52.5	57.2
Other expense (income), net	3.7	(0.1)

Loss from continuing operations before income taxes	$(98.8)	$(25.6)

(a) Reflects actual days sales outstanding at end of period.

(b) Reflects cost of sales (excluding restructuring and related charges) during the last twelve months divided by inventory as of the end of the period.

Table 3
SPECTRUM BRANDS, INC.
Reconciliation of GAAP to Adjusted Diluted Loss Per Share
For the three months ended December 28, 2008 and December 30, 2007
(Unaudited)

	THREE MONTHS
	F2009		F2008
Diluted loss per share, as reported	$(2.19)		$(0.85)

Adjustments, net of tax:
Restructuring and related charges	1.03	(a)	0.06	(b)
Discontinued operations	-		0.03	(c)
Home and Garden - growing products	0.10	(d)	0.10	(d)
Income taxes	0.94	(e)	0.50	(e)
Other adjustments	(0.06)	(f)	(0.10)	(g) (h)
	2.01		0.59

Diluted loss per share, as adjusted	$(0.18)		$(0.26)

Note: Per share figures calculated prior to rounding.

(a)  For the three months ended December 28, 2008, reflects $52.7 million, net of tax, of Restructuring and related charges as follows: (I) $39.0 million for the exit of our growing products portion of our Home and Garden business; (ii) $7.4 million for the exit of a  battery manufacturing facility in China; (iii) $2.3 million for the Global Realignment restructuring; and (iv) $3.3 million for the integration of United and Tetra.

(b)  For the three months ended December 30, 2007, reflects $3.3 million, net of tax, of Restructuring and related charges as follows: (i) $2.6 million for the Global Realignment restructuring; (ii) $0.4 million for a series of actions in Europe and Latin America to reduce operating costs and rationalize operating structure; and (iii) $0.3 million for  the integration of United and Tetra.

(c)  For the three months ended December 30, 2007, loss from discontinued operations, net of tax, was $1.3 million reflecting the results of our Canadian division of the Home and Garden business, which was sold on November 1, 2007.

(d) For the three months ended December 28, 2008 and December 30, 2007, loss from the growing products portion of the Home and Garden business was $5.0 and $5.1 million, respectively.

(e) For the three months ended December 28, 2008 and December 30, 2007, reflects a $48.5 million and $25.4 million, respectively, adjustment to income tax expense to exclude the impact of the valuation allowance against deferred taxes and other related tax items in order to reflect a normalized ongoing effective tax rate.

(f)  For the three months ended December 28, 2008, general and administrative expenses include $1.9 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period.  In addition, interest expense includes $1.0 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

(g) For the three months ended December 30, 2007, general and administrative expenses include $2.3 million, net of tax benefit, related to expiring taxes and related penalties, associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products, which expired in the current period.  In addition, interest expense includes $1.3 million, net of tax benefit, related to interest charges associated with the Company's provision for presumed credits applied to the Brazilian excise tax on manufactured products.

(h) Effective December 31, 2007, the Company discontinued the active marketing of the U.S. Home and Garden business for sale and, accordingly, reclassified the U.S. Home and Garden business, which had been designated as a discontinued operation since October 1, 2006, as an asset held and used in continuing operations.  Inasmuch as depreciation and amortization expense is not recorded for assets designated as discontinued operations, this adjustment includes $1.5 million, net of tax, of the impact of depreciation and amortization expense of the controls portion of the U.S. Home and Garden business as if the U.S. Home and Garden business was designated as a continuing operation for all periods presented.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the three months ended December 28, 2008
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Income (loss) from continuing operations, net of tax	$38.1	$9.7	$(82.7)	$(11.4)	$(66.4)	$(112.7)

Income tax expense	-	-	-	-	13.9	13.9
Interest expense	-	-	-	-	52.5	52.5
Restructuring and related charges	14.7	2.5	61.6	2.3	-	81.1
Accelerated Depreciation and Amortization (b)	(2.7)	-	(15.0)	-	-	(17.7)
Brazilian IPI Credit	(2.9)	-	-	-	-	(2.9)

Adjusted EBIT	47.1	12.2	(36.1)	(9.1)	-	14.2
Depreciation and Amortization	6.1	5.4	20.8	0.1	-	32.4

EBITDA	53.2	17.6	(15.3)	(9.0)	-	46.6
Growing Products Loss	-	-	7.7	-	-	7.7
Growing Products Depreciation and Amortization	-	-	(0.6)	-	-	(0.6)

Adjusted EBITDA	$53.2	$17.6	$(8.2)	$(9.0)	$-	$53.7

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

(b) Adjustment reflects accelerated depreciation and amortization associated with the Ningbo Exit Plan and the Growing Products Exit Plan. These costs are included within Restructuring and related charges. The adjustment negates the impact of reflecting this expense twice.

Table 4
SPECTRUM BRANDS, INC.
Reconciliation of GAAP Loss from Continuing Operations to Adjusted EBITDA for the three months ended December 30, 2007
(Unaudited)
($ millions)

	Global Batteries & Personal Care	Global Pet Supplies	Home & Garden	Corporate	Unallocated Items (a)	Consolidated Spectrum Brands, Inc.

Income (loss) from continuing operations, net of tax	$45.7	$16.3	$(20.3)	$(10.2)	$(73.6)	$(42.1)

Income tax expense - continuing operations	-	-	-		16.5	16.5
Interest expense	-	-	-		57.2	57.2
Restructuring and related charges	1.9	0.3	1.2	1.7	-	5.0
Brazilian IPI Credit	(3.6)	-	-	-	-	(3.6)

Adjusted EBIT	44.0	16.6	(19.1)	(8.5)	-	32.9
Depreciation and Amortization	8.2	5.5	-	2.5	-	16.2

EBITDA	52.2	22.1	(19.1)	(6.0)	-	49.1
Growing Products Loss	-	-	7.9	-	-	7.9

Adjusted EBITDA	$52.2	$22.1	$(11.2)	$(6.0)	$-	$57.0

Note: Amounts calculated prior to rounding

(a) It is the Company's policy to record Income tax expense (benefit), and interest expense on a consolidated basis. Accordingly, such amounts are not reflected in the operating results of the operating segments.

CONTACT:
Investor Contact:
Spectrum Brands
Carey Phelps, 866-338-2415
DVP Investor Relations
or
Media Contact:
For Spectrum Brands
Kekst and Company
Michael Freitag or Victoria Weld, 212-521-4800